SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND Amendment to Credit Agreement (the "Amendment") is made and entered into as of March 12, 2002, by and between UNITED CALIFORNIA BANK formerly known as SANWA BANK CALIFORNIA (the "Bank") and APPLIED SIGNAL TECHNOLOGY, INC. (the "Borrower") with respect to the following:

This Amendment shall be deemed to be a part of and subject to that certain Credit Agreement dated as of September 18, 2000, as it may be amended from time to time, and any and all addenda and riders thereto (collectively the "Agreement"). Unless otherwise defined herein, all terms used in this Amendment shall have the same meanings as in the Agreement. To the extent that any of the terms or provisions of this Amendment conflict with those contained in the Agreement, the terms and provisions contained herein shall control.

WHEREAS, the Borrower and the Bank mutually desire to extend and/or modify the Agreement.

NOW THEREFORE, for value received and hereby acknowledged, the Borrower and the Bank agree as follows:

1. Modification of Expiration Date. Section 1.1.15 of the Agreement is modified and amended as follows: The date which is currently March 15, 2002 is hereby modified and amended to be March 15, 2003.

2. Modification of Financial Condition/Effective Tangible Net Worth. Section 5.2(i) of the Agreement is modified and amended as follows: The dollar amount provided for in section 5.2(i) of the Agreement, which is currently $55,000,000.00, is hereby modified and amended to be $58,500,000.00.

3. Modification of Financial Condition/Quick Ratio. Section 5.2(iii) of the Agreement is modified and amended as follows: The ratio provided for in section 5.2(iii) of the Agreement, which is currently 1.25 to 1, is hereby modified and amended to be 2.00 to 1 .

4. Modification of Notice. Section 5.13 of the Agreement is modified and amended as follows: The dollar amount provided for in section 5.13 of the Agreement, which is currently $500,000.00, is hereby modified and amended to be $100,000.00.

5. Conditions Precedent. As a condition precedent to the effectiveness of this Amendment, Borrower agrees to pay to Bank a fee of $6,500.00.

6. Representations and Warranties. The Borrower hereby reaffirms the representations and warranties contained in the Agreement and represents that no event, which with notice or lapse of time, could become an Event of Default, has occurred or is continuing.

7. Confirmation of Other Terms and Conditions of the Agreement. Except as specifically provided in this Amendment, all other terms, conditions and covenants of the Agreement unaffected by this Amendment shall remain unchanged and shall continue in full force and effect and the Borrower hereby covenants and agrees to perform and observe all terms, covenants and agreements provided for in the Agreement, as hereby amended.

8. Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of California to which jurisdiction the parties hereto hereby consent and submit.

9. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the date first hereinabove written.